U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): January 2, 2001


                            SELECT THERAPEUTICS, INC.
                     (Exact name of small business issuer as
                            specified in its charter)


        Delaware                      000-27353                98-0169105
State or other jurisdiction          Commission             (I.R.S. Employer
incorporation or organization        File Number           Identification No.)


              50 Cummings Park, Woburn, MA                        01801
        (Address of principal executive offices)                (Zip Code)


       Registrant's telephone number, including area code: (781) 939-0867


                                       N/A
              (Former name, former address and former fiscal year,
                          if changed since last report)

Item 2. Acquisition or Disposition of Assets.

     On December 13, 2000, Select Therapeutics, Inc. (the "Corporation") and Cytomatrix, LLC, ("Cytomatrix"), a privately-held California limited liability company, entered into a Joint Venture and Shareholder Agreement (the "Agreement") providing for the formation of a joint venture (the "Joint Venture") organized as a Delaware corporation named Cell-Science Therapeutics, Inc. The Corporation and Cytomatrix each will own 50% of the equity of the Joint Venture. The Joint Venture became effective January 2, 2001, and operates out of Cytomatrix' premises located at 50 Cummings Park, Woburn, Massachusetts.

     The purpose of the Joint Venture is to develop and commercialize biopharmaceutical products based on proprietary technologies in cell culture, tissue engineering and immunotherapy. Cytomatrix contributed to the Joint Venture all its intellectual property and other assets relating to tissue engineering and design of regenerative T-cells, including its license agreement dated January 1, 2000, as amended, with Tantalum Cellular Products LLC entitling Cytomatrix to practice the invention claimed in US Patent 5,282,861, issued February 1, 1994, entitled "Open Cell Tantalum Structures for Cancellous Bone Implants and all Tissue Receptors" within the field of use set forth in such license agreement. The Corporation contributed all its intellectual property and other assets relating to its verotoxin-based vaccine program incorporating its Activate (TM) technology for presenting antigens to dendritic cells and its verotoxin-based Veropulse (TM) tumor cell purging technology. These assets contributed were carried on the Corporation's balance sheet at a net book value of nearly zero since all related costs have been expensed as research and development. The Joint Venture also includes the development facilities and personnel infrastructure Cytomatrix has established. The Joint Venture will utilize them to meet the technical, regulatory and managerial requirements of its programs, including the programs the Corporation contributed to it, thereby enabling the Corporation to avoid the costs and potential developmental delays it would have incurred if it now had to create such capabilities itself.

     Funding for the Joint Venture will be provided as follows: Upon effectiveness of the Joint Venture the Corporation contributed approximately $3,000,000 in cash and Cytomatrix contributed approximately $500,000 in cash;
Cytomatrix will contribute, upon receipt, an aggregate of approximately $2,500,000 in approved grant funding which is to be paid to it over the next 30 months; and the Corporation will make loans to the Joint Venture to provide any additional monies needed to fund its annual operating plans.


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

     The Joint Venture has a six person Board of Directors. Cytomatrix appointed Dr. Mark Pykett, Dr. Michael Rosenzweig and Michael J.F. Du Cros, and the Corporation appointed Robert Bender, Dr. Allan Green and Steve M. Peltzman. The executive officers of the Joint Venture are: Mr. Peltzman - Chairman of the Board and Treasurer; Dr. Mark Pykett - President and Chief Operating Officer; and Dr. Michael Rosenzweig - Chief Scientific Officer. Mr. Peltzman was the Chief Executive Officer of Cytomatrix until January 2001 when he became Chief Executive Officer of the Corporation, Drs. Pykett and Rosenzweig held similar positions with Cytomatrix, and Mr. Du Cros is a director of Cytomatrix. Additional biographical information for these individuals is set forth below:

          Mr. Peltzman, age 54, has 30 years of business experience in health care technology companies. Since 1997, he has been involved with several small health-care and technology companies as interim Chief Executive Officer and/or Chief Operating Officer: Gene Regulation Laboratories - from January 1997 to April 2000, he was its part-time Chief Executive Officer; CPBD - from April 1999 to January 2000, he was its Chief Operating Officer; Immunetics - from May 1999 to April 2000, he was its part-time Chief Executive Officer; and Cytomatrix - from April to December 2000 he was its Chief Executive Officer. In January 2001 Mr. Peltzman became Chief Executive Officer and a director of the Corporation. In 1984 he helped start, and until 1990 he served as President and Chief Executive Officer of, Applied bioTechnology, Inc., whose cancer business was sold to OSI Pharmaceuticals, Inc., formerly Oncongene Science. In 1990 he became Chief Operating Officer of OSI Pharmaceuticals and from 1994 through December 1997 he also served as its President. From 1986 to 1990, Mr. Peltzman also was President of Oncogenetics Partners, a joint venture between Applied bioTechnology and E.I. du Pont de NeMours and Company, which focused on development of products relating to the prevention, treatment, and diagnosis of cancer.

          Dr. Pykett, age 36, co-founded Cytomatrix in 1996 and oversaw its daily operations and strategy, including its scientific and business collaborations, cooperative research agreements, fund raising efforts, technology licensing opportunities and distribution arrangements.

          He received a B.A. from Amherst College; a V.M.D. and a Ph.D. in molecular biology from the University of Pennsylvania Graduate School of Biological Sciences, where he also received Phi Zeta and Summa Cum Laude honors;
          post-doctoral fellowships from both the University of Pennsylvania and Harvard University; and an M.B.A from Northeastern University. He also is a lecturer in Harvard's School of Public Health and is a member of the AAAS, the Mass Biotech Council, the MIT Enterprise Forum and the Community of Science.

          Dr. Rosenzweig, age 37, also co-founded Cytomatrix. As its Chief Scientist, he directed four large research and development programs and managed several scientific teams. He also coordinated Cytomatrix' numerous scientific collaborations and is an inventor on four Cytomatrix patent applications. Dr. Rosenzweig received a veterinary degree, and graduated valedictorian, from the University of Pretoria (South Africa) and a doctoral degree from the University of Pennsylvania Graduate School of Biomedical Sciences. He later was appointed to a faculty position at Harvard Medical School, where he pursued research in the areas of gene therapy and hematopoiesis. Subsequently, he became an Assistant Professor of Medicine at Harvard's New England Regional Primate Research Center, an adjunct position that he currently holds.

          Mr. Du Cros, age 63, was involved full-time in healthcare venture capital and management for approximately 25 years until he retired at the end of 1998. From 1984 to 1988, Mr. Du Cros was the Chief Executive Officer of Protein Databases, a biotech venture-backed start-up which he grew from its inception to an initial public offering on NASDAQ to its acquisition by Biorad. He began his healthcare venture capital career in 1988, when he worked for 3i. When 3i decided to exit from early stage start-up investing in 1991, he became a General Partner of Aspen Ventures, where he helped manage the successful workout of an 83-company portfolio in which 3i had invested. In 1993 he became a partner in Atlas Venture, a transatlantic venture capital partnership with offices in Amsterdam, Paris, Munich, London, and Boston. Since 1998 he has been involved in working out the portfolio companies developed while at Atlas and Aspen Ventures. He has been a director of Cytomatrix since April 1999.

     Subject to the authorization and approval of the Corporation's Board of Directors, and if required, its shareholders, the Corporation has the right, but not the obligation, at any time from February 1, 2002 to July 31, 2002 to acquire Cytomatrix, and thereby Cytomatrix's 50% ownership interest in the Joint Venture, for 9,713,007 shares of the Corporation's common stock. In the event that the Corporation does not exercise such option, Cytomatrix has the right, exercisable from August 1, 2002 to December 31, 2002, to request that, subject to the approval of the Corporation's Board and, if required, its shareholders, the Corporation seek to effect the acquisition of Cytomatrix in exchange for 8,741,706 shares of the Corporation's common stock. In the event Cytomatrix requests the Corporation to effect the acquisition of Cytomatrix and the acquisition does not occur for any reason, including the failure of the Corporation's Board and/or its shareholders to approve such acquisition, then
(1) during a one-year transition period (a) the Joint Venture would be wound up and terminated, (b) the intellectual property contributed to the Joint Venture by each of Cytomatrix and the Corporation would revert back to Cytomatrix and the Corporation, respectively, and any jointly developed intellectual property would be split as described in Section 6(c) of the Joint Venture Agreement, and
(c) the Corporation would be obligated to provide the Joint Venture with a minimum of an additional $6 million in funding for such transition period, and
(2) such $6 million and all the outstanding indebtedness of the Joint Venture to the Corporation would be treated as a capital contribution of the Corporation to the Joint Venture and would not be repaid to the Corporation.


Item 5. Other Information.

     Effective January 2, 2001, (a) Steve M. Peltzman, formerly Chief Executive Officer of Cytomatrix, was elected Chief Executive Officer and a director of the Corporation, and (b) Michael McCall, a director of Cytomatrix, was elected a director of the Corporation.

     Mr. Peltzman, age 54, has 30 years of business experience in health care technology companies. Since 1997, he has been involved with several small health-care and technology companies as interim Chief Executive Officer and/or Chief Operating Officer: Gene

Regulation Laboratories - from January 1997 to April 2000, he was its part-time Chief Executive Officer; CPBD - from April 1999 to January 2000, he was its
Chief Operating Officer; Immunetics - from May 1999 to April 2000, he was its part-time Chief Executive Officer; and Cytomatrix - from April to December 2000 he was its Chief Executive Officer. Mr. Peltzman became Chief Executive Officer and a director of the Corporation in January 2001. In 1984 he helped start, and until 1990 he served as President and Chief Executive Officer of, Applied bioTechnology, Inc., whose cancer business was sold to OSI Pharmaceuticals, Inc., formerly Oncogene Science. In 1990 he became Chief Operating Officer of OSI Pharmaceuticals and from 1994 through December 1997 he also served as its President. From 1986 to 1990, Mr. Peltzman also was President of Oncogenetics Partners, a joint venture between Applied bioTechnology and E.I. du Pont de NeMours and Company, which focused on development of products relating to the prevention, treatment, and diagnosis of cancer.

     Mr. McCall, age 62, has spent most of his adult life involved in the health care field. From 1962 to 1979 he worked for Baxter Laboratories in a variety of marketing and management positions, including, Director of Marketing for Fenwal Blood Products and, in his last position, Vice President of Baxter's pharmaceutical division. From 1980 to 1985 he worked for Delmed Inc. as a Vice President responsible for its Blood Products and Serologicals subsidiaries, worldwide providers of specialty human antibodies and other blood-related products and services. Since 1986 Mr. McCall has operated his own consulting business specializing in the area of cell therapies and blood banking computerization. Mr. McCall has been a director of Cytomatrix since April 1999. He graduated from the University of Wisconsin in 1962 with a Bachelors of Science degree.


Item 7. Financial Statements and Exhibits.

     (a) Financial statements of businesses acquired.

     It is impracticable for the Corporation to file herewith the required financial statements. The Corporation will file said financial statements within 75 days of the event reported in Item 2 hereof.

     (b) Pro forma financial information.

     It is impracticable for the Corporation to file herewith the required pro forma financial information. The Corporation will file said pro forma financial information within 75 days of the event reported in Item 2 hereof.

     (c) Exhibits.

          2. Joint Venture and Shareholder Agreement by and between Select Therapeutics, Inc. and Cytomatrix, LLC, dated December 13, 2000. (All Exhibits and Schedules have been omitted.)


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                 Select Therapeutics, Inc.



Dated: January 11, 2001                           By: /s/ Steve M. Peltzman
                                                     -------------------------
                                                     Steve M. Peltzman,
                                                     Chief Executive Officer


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